Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Willdan Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-139127) on Form S-8 of Willdan Group, Inc. of our report dated March 21, 2007, with respect to the consolidated balance sheets of Willdan Group, Inc. as of December 29, 2006 and December 30, 2005, and the related consolidated statements of operations, redeemable common stock and stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 29, 2006, which report appears in the December 29, 2006 annual report on Form 10-K of Willdan Group, Inc.

/s/ KPMG LLP

Los Angeles, California
March 23, 2007